Eastman to Sell Performance Polymers PET Business

KINGSPORT, Tenn., Oct. 25, 2010 – Eastman Chemical Company (NYSE:EMN) today announced it has entered into a definitive agreement with DAK Americas, LLC, to sell the PET business and related assets and technology of its Performance Polymers segment. The transaction is expected to close during the fourth quarter of 2010. The total cash proceeds of the transaction are expected to be $600 million, with the final purchase price subject to working capital adjustments at closing. The company expects to recognize a modest gain from the sale.

“After reviewing strategic options for our Performance Polymers PET business, we determined this action to be the most beneficial to Eastman and our stockholders,” said Jim Rogers, Eastman president and CEO. “With the path forward for PET now clear, we are dedicating all of our energies to leveraging our solid core businesses and strong balance sheet to deliver value creating growth.”

The sale, which is subject to regulatory approvals and satisfaction of other customary closing conditions, is not expected to impact product lines in the company’s Specialty Plastics segment.

Financial results for the Performance Polymers segment will be reported as discontinued operations in fourth quarter 2010. The treatment of these financial results as discontinued operations is not expected to have a material impact on the company's earnings from continuing operations in fourth quarter and full year 2010. In conjunction with the sale of the Performance Polymers PET business, the company has approved a restructuring plan to reduce costs and will recognize severance restructuring charges in the fourth quarter.

Rogers will discuss the transaction on the company’s third-quarter conference call with industry analysts on October 29 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is (913) 981-4912, passcode number 2471720.  A web replay and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, October 29, to 11:00 a.m. EDT, November 8, at (888) 203-1112 or (719) 457-0820, passcode 2471720.

Bank of America Merrill Lynch served as financial advisor to Eastman.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com